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                                  Exhibit 10.31

January 8, 2003

Kathryn L. Biberstein
[address]

Dear Kathy:

On behalf of Alkermes, Inc., I am pleased to offer you the position of Vice President, General Counsel reporting to Richard Pops, Chief Executive Officer.

1. Effective Date: Following your acceptance of our offer we would expect to establish a mutually acceptable start date for your employment. Based on communication we have already had on this subject, this offer is extended with the understanding that you will use your best efforts to establish a start date that is not later than March 3, 2003.

2. Compensation: Your base compensation will initially be $230,000 per annum which is equal to approximately 90% of the full-time annual rate for you in this position. This figure was developed based on a normal weekly schedule of three days in Cambridge and two half days in Maine. You will be paid biweekly in accordance with the Company's payroll procedures. Your initial salary review will be in January 2004 and annually thereafter. Salary reviews will be based on your performance and the Company's performance.

      You will also receive a sign-on bonus of $25,000 payable within 30 days of the start of your employment. You will be eligible for a performance bonus in January 2004.

3. Benefits: You and your dependents will be eligible for Alkermes' standard medical, dental, and disability benefits, plus life insurance equal to (2) times your annual salary, all of which is paid for by the Company. You will also be able to participate in our Section 125 cafeteria plan for medical and/or dependent care expenses at the start of your employment. You will be able to participate in Alkermes' 401(k) plan, which includes a company match of 50% of the first 6% of compensation deferred into the plan, beginning on April 1, 2003. Vacation accrual will be at the rate of four (4) weeks per year. Standard paid holidays will be observed. Transportation benefits to assist you with your commute from your home to your Alkermes location will consist of one of the following: subsidized on-site parking or reimbursement for a MBTA pass in accordance with company policy. The Company reserves the right to modify its employee benefits programs from time-to-time.
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K. Biberstein
January 8, 2003

      If you should elect to move your home from Maine to Massachusetts we will also provide you with the following benefits in order to assist you with the relocation These benefits will remain available to you during your first three years of employment. After that time this provision of our offer will lapse.

      A. Pay for the move of your household goods from Freeport, Maine to your new home in Massachusetts.

      B. Reimburse the reasonable and customary costs including real estate commissions, legal and title fees, transfer or documentary taxes you are required to pay, and mortgage prepayment penalty charges that you incur in selling your home in Maine. If you should elect to lease your house in Maine instead of selling it upon moving to Massachusetts, we agree to reimburse you reasonable maintenance and management costs for up to three years.

      C. Reimburse the reasonable and customary costs you incur in purchasing a home in Massachusetts including legal and title fees, appraisal and inspection fees and other required costs.

      D. A relocation allowance of $50,000 which will be payable in two equal payments of $25,000. The first payment will be made at the time you sign a purchase and sale agreement for a house in Massachusetts, and the second payment will be made on the one-year anniversary of the purchase and sale.

      E. Any of the above benefits, which require reporting to the IRS, will be grossed-up for tax purposes at year-end.

      The offer of relocation assistance we have described above is made with the understanding that you will reimburse the Company for a fraction of the costs which Alkermes actually incurs for items A - E above if you should resign within one year of your move from Maine to Massachusetts. The fraction you agree to reimburse Alkermes will be determined as follows: the denominator shall be twelve and the numerator shall be twelve minus the number of complete months of your employment following your move. Your agreement to reimburse the Company as described above will be waived if you should resign from the company as the result of a change in control or after a substantial change in either your job responsibilities or job location.

4. Equity Participation, Vesting of Stock: Subject to approval by the Compensation Committee of The Board of Directors, you will be granted a ten (10) year stock option exercisable for 225,000 shares of Alkermes, Inc., Common Stock at an exercise price equal to the current fair market value of the Company's Common Stock on the date you start your employment with Alkermes. This option will vest equally over four (4) years on the anniversary of your hire date, provided that you remain employed by the Company. In the event of termination of your employment for any reason, vesting shall cease. We will provide you with a copy of the Company's Omnibus Stock Option Plan for complete details.


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K. Biberstein
January 8, 2003

5. Employment Period: Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

      In the event of termination of your employment by Alkermes, we shall provide you with notice of such termination at least 30 days prior to the intended date of termination. Notwithstanding this, upon delivering such notice, Alkermes may terminate your ability to act on behalf of the Company and may require that your duties be limited or discontinued.

      If Alkermes terminates your employment because of your (a) commission of a felony or other unlawful acts having significant deleterious effect on Alkermes, (b) perpetration of common law fraud against Alkermes, or (c) breach of confidential trade secret information, Alkermes shall have no further obligations to you.

      If Alkermes terminates your employment for any other reason than stated in the paragraph immediately above, Alkermes will pay you at the monthly rate of your then current annual base salary for up to nine months or until you find other replacement employment, whichever occurs first. The Company will have no further financial obligation to you other than this termination pay.

6. Change In Control: Alkermes will enter into its standard Change In Control Employment Agreement with you effective at the start of your employment. A copy of the agreement will be provided to you.

7. Employment Eligibility Verification: Please note that all persons in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three (3) business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work.

8. Proprietary Information, No Conflicts: You agree to execute the Company's standard Employee Agreement With Respect to Inventions and Proprietary Information and Covenant Not to Compete and to be bound by all of the provisions thereof. A copy of each is enclosed with this letter. You hereby represent that you are not presently bound by any employment agreement, confidentiality or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.


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K. Biberstein
January 8, 2003

Kathy, all of us here at Alkermes are very enthusiastic about the prospect of you joining the Company and have the highest expectation of your future contributions.

Please indicate your acceptance of the foregoing by signing one of the duplicate originals of this letter and returning it to me at Alkermes no later than January 14, 2003. After that date, this offer will lapse.

You may return this entire letter, with your signature, and the benefits information completed below, by fax to (617) 494-5360 with the original to follow and marked confidential. Due to the confidential nature of this document please do not fax it back using any other number. The other duplicate original is for your records.

Yours truly,
ALKERMES, INC.

/s/ Peter Maguire

Peter Maguire
Director, Human Resources

The foregoing is signed and accepted as of the date first above written by:


 /s/ Kathryn Biberstein                                      January 14, 2003
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Kathryn Biberstein                                        Date


Enclosures
01-226


           Please Complete the Following for your Benefits Enrollment

Legal Name
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Date of Birth
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M           F
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Social Security #:
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